Exhibit 3



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-90890) pertaining to the Atlantic American Corporation 401(k) Retirement Savings Plan of our report dated June 19, 2008, with respect to the statement of net assets available for benefits of Atlantic American Corporation 401(k) Retirement Savings Plan as of December 31, 2007 included in this Annual Report (Form 11-K) for the year ended December 31, 2008.


GIFFORD, HILLEGASS & INGWERSEN LLP
Atlanta, Georgia
June 29, 2009